Exhibit (4)(c)
          AMENDMENT, dated as of December 7, 2005 (this “Amendment”), to the Shareholder Protection Rights Agreement, dated as of December 19, 2000, as amended (the “Rights Agreement”), between Wachovia Corporation (formerly named First Union Corporation) (the “Company”) and Wachovia Bank, National Association (formerly named First Union National Bank) (the “Rights Agent”).
WITNESSETH:
     WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment.
     NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:
     1. Amendment to Rights Agreement. Section 4.2(a) of the Rights Agreement shall not apply to any sale of the Rights Agent’s shareholder services business to American Stock Transfer & Trust Company, and the Rights Agent shall continue as Rights Agent following consummation of any such sale.
     2. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
     3. Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

WACHOVIA CORPORATION

By:	/s/ Mark C. Treanor
	Name:	Mark C. Treanor
	Title:	Senior Executive Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Melissa H. Sullivan
	Name:	Melissa H. Sullivan
	Title:	Vice President